Exhibit 99.1

ASTROTECH REPORTS THIRD QUARTER OF FISCAL YEAR 2019 FINANCIAL RESULTS

Austin, Texas – May 13, 2019 – Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the third quarter of fiscal year 2019 ended March 31, 2019.

The third quarter was pivotal for Astrotech’s 1st Detect subsidiary, having announced on February 21 that it received official European Civil Aviation Conference (ECAC) certification for both passenger and cargo screening.

With a near-zero false alarm rate, a virtually unlimited detection library, and near 100% uptime, the TRACER 1000™ is the only certified explosives trace detector (ETD) that can detect more threats than the extremely limited number detected by current ETDs. We believe these features will accelerate airport passenger security line throughput, significantly enhance passenger and cargo security, and position the TRACER 1000 as a market disruptor in explosives and harmful substance trace detection.

“ECAC certification has led to two successful field trials and in both instances, the state-of-the-art TRACER 1000 outperformed the currently deployed ion mobility spectrometry (IMS) based ETDs. We are excited that these field trials confirm the results we have been seeing in testing,” stated Thomas B. Pickens III, Chairman and CEO of Astrotech.

Following the end of the third quarter, in April 2019, Astrotech completed a $2 million private investment from its Chairman and CEO and another long-term investor.

“This investment is expected to provide the resources toward the goal of transitioning from a devoted R&D company to a manufacturing organization after receiving ECAC certification,” continued Pickens.

Third Quarter Fiscal Year 2019 Financial Highlights

Management continues efforts to optimize our resources while reducing cost and adding financial flexibility.

•	Operating expenses decreased 27% through the third quarter of fiscal 2019, compared to the third quarter of fiscal 2018, due to an ongoing emphasis on cost reduction.
•	Monthly cash burn for the fiscal year has been reduced to $731 thousand, a 25% reduction from our run rate through the third quarter of fiscal year 2018.
•	Astrotech Corporation had no debt at March 31, 2019.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, and environmental markets. Astral Images sells film-to-digital image enhancement, defect removal, color correction, and post processing software, providing economically feasible conversion of film to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K for the fiscal year ended June 30, 2018. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Revenue	$—	$—	$40	$41
Cost of revenue	—	—	11	24
Gross profit	—	—	29	17
Operating expenses:
Selling, general and administrative	1,238	1,363	3,667	4,397
Research and development	1,026	1,495	3,027	4,721
Total operating expenses	2,264	2,858	6,694	9,118
Loss from operations	(2,264)	(2,858)	(6,665)	(9,101)
Interest and other income, net	12	3	15	103
Loss before income taxes	(2,252)	(2,855)	(6,650)	(8,998)
Income tax benefit	858	—	858	—
Net loss	$(1,394)	$(2,855)	$(5,792)	$(8,998)
Weighted average common shares outstanding:
Basic and diluted	5,467	4,060	4,734	4,059
Basic and diluted net loss per common share:
Net loss	$(0.25)	$(0.70)	$(1.22)	$(2.22)
Other comprehensive loss, net of tax:
Net loss	$(1,394)	$(2,855)	$(5,792)	$(8,998)
Available-for-sale securities:
Net unrealized gain	—	(32)	—	(67)
Reclassification adjustment for realized loss	—	42	31	76
Total comprehensive loss	$(1,394)	$(2,845)	$(5,761)	$(8,989)

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	March 31, 2019	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$1,524	$552
Short-term investments	—	3,551
Accounts receivable, net of allowance	41	12
Income tax receivable	429	—
Prepaid expenses and other current assets	328	161
Total current assets	2,322	4,276
Property and equipment, net	531	733
Deferred tax asset	429	—
Long-term investments	—	50
Other assets, net	81	81
Total assets	$3,363	$5,140
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	139	112
Payroll-related accruals	312	412
Accrued liabilities and other	393	434
Income tax payable	2	2
Total current liabilities	846	960
Other liabilities	156	188
Total liabilities	1,002	1,148
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, convertible, 2,500,000 shares authorized; no shares issued and outstanding at March 31, 2019 and June 30, 2018, respectively	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized; 6,176,425 and 4,496,873 shares issued at March 31, 2019 and June 30, 2018, respectively; 5,776,509 and 4,097,346 shares outstanding at March 31, 2019 and June 30, 2018, respectively	190,648	190,570
Treasury stock, 399,916 and 399,527 shares at cost at March 31, 2019 and June 30, 2018, respectively	(4,129)	(4,128)
Additional paid-in capital	5,798	1,745
Accumulated deficit	(189,956)	(184,164)
Accumulated other comprehensive loss	—	(31)
Total stockholders’ equity	2,361	3,992
Total liabilities and stockholders’ equity	$3,363	$5,140